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February 19, 1997



                           FAXED AND MAILED


Mr. Jerry W. Grizzle
President and Chief Executive Officer
CD Warehouse, Inc.
722 N. Broadway
Oklahoma City, OK 73102

RE: Revolving Credit Facility for CD Warehouse, Inc. and CD Management, Inc. in the amount of $2,000,000.00 (Facility).

Dear Jerry:

Bank One, Oklahoma City ("Bank") is pleased to offer the following Loan to CD WAREHOUSE, INC. AND CD MANAGEMENT, INC., (referred to as "Borrower"). By virtue of receipt of this Commitment Letter, please review and sign as provided for by Borrower. The terms and conditions of this commitment are as follows:

BORROWER:     CD Warehouse, Inc. and CD Management, Inc.

BANK:         Bank One, Oklahoma City.

FACILITY:     $2,000,000.00 Revolving Line of Credit.  Availability during year one will be a maximum of $1,000,000 based on the terms outlined below.

GUARANTOR:    Jerry W. Grizzle and the Jerry and Shawn Grizzle Trust.
              Guarantor agrees to, at all times, maintain liquid assets in excess of $500,000 on his personal financial statement.

MATURITY:     One (1) year from closing with a one (1) year extension option.
              Extension will be granted if Borrower is in compliance with all Financial Covenants contained in the Credit Agreement and no Events of Default exist at the one year anniversary. Amount of Availability in year two and the issue of the guarantor's guaranty will be addressed at the one year anniversary.

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REPAYMENT:    Interest monthly with all unpaid principal and any unpaid accrued interest due at maturity.

PURPOSE: The proceeds from the Facility will be used for (i) working capital, (ii) expenses associated with the opening of new company stores, (iii) retrofit of existing company stores, and (iv) acquisitions of existing stores from franchisees.

INTEREST
RATE: Bank One Base Rate, floating, +3/4%, adjusted automatically with any changes in such Rate announced from time to time. Interest will be paid monthly. Bank One Base Rate as of February 19, 1997 is 8.25%.

NONUSE FEE:   1/2 of 1% on the unused available amount, payable quarterly in arrears.

AVAILABILITY: The Facility shall be available on a revolving basis during the period commencing on the closing date and ending at the initial maturity date. Amounts borrowed shall not exceed in the aggregate the sum of (i) the eligible accounts receivable, (ii) the eligible inventory, and (iii) $500,000. Total availability in year one (1) will not exceed the lesser of the Borrowing Base plus $500,000 or $1,000,000. Eligibility criteria and advance rates are detailed in the Borrowing Base section. Amounts repaid or prepaid may be subsequently readvanced.

COLLATERAL:   All amounts owing under the Facility will be secured by:

              a) a first perfected security interest in all of Borrowers accounts, intangibles, and inventory;

              b) a first perfected security interest in all of Borrowers leasehold improvements, furniture, and fixtures currently in existence or hereafter acquired;

              c) assignment of all franchise agreements between the Borrower and all franchisees, whether currently in existence or executed after closing and all proceeds thereof.

              d) all other corporate assets.

CONDITIONS
PRECEDENT:    Usual and customary, including but not limited to the following:

              a) Guarantor to supply Bank with last two years tax returns including all supporting schedules and personal financial statement.

              b) Satisfactory review of usual documentation relating to the Borrower including organization documents, borrowing authority, incumbency of offices, legal opinions for counsel to Borrower, etc.

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              c) Negotiation and execution of a definitive loan agreement and loan documents satisfactory to Bank, Borrower, and their respective legal counsel.

              d) Listing/aging of accounts receivable and the terms.

              e) Breakdown of inventory between used and new and the location.

              f) Next twelve months lease obligations of CD Warehouse and how does CD Management function in regards to its leasing arrangements.

              g) Financial statement of Borrower dated December 31, 1996.

COVENANTS:    Certain reporting requirements, including but not limited to the following:

              a) Annual audited financial statements and 10-K of Borrower, prepared in accordance with generally accepted accounting principles within 90 days of Borrower's fiscal year end;

             b) Annual budget and capex for Borrower;

             c) Monthly financial statements of Borrower, within 20 days of month end;

             d) Contemporaneous with the delivery of the monthly financial statements, a Borrowing Base certificate executed by the President or CFO which shows compliance with the terms of the Borrowing Base and monthly accounts receivable aging report.

             e) Quarterly, Borrower will deliver a detailed summary of future lease/rent obligations.

             f) Quarterly, Borrower will deliver a compliance certificate and 10-Q within 45 days of quarter end signed by the President or CFO which shows compliance with all financial and non-financial covenants of the Credit Agreement.

             g) Annual financial statement of guarantor, within 30 days of year-end and annual tax return with all supporting schedules within 30 days of filing;

             h) As of July 1, of each fiscal year Bank shall have the ability to conduct a field audit at no expense to Borrower.

FINANCIAL
COVENANTS:   a) LEVERAGE: Calculated as Borrower's Total Liabilities to
             Tangible Net Worth Maximum of 1.0 to 1.0.

             b) TANGIBLE NET WORTH: Shall not be less than $5,000,000 plus 80% of net income.

             c) WORKING CAPITAL: Calculated according to GAAP as Borrower's Current Assets minus Current Liabilities. Minimum $350,000.

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             d) DEBT SERVICE COVERAGE: Calcuated as Borrower's trailing 12 months (Net Income after Taxes + Interest + Noncash Expenses + Lease/Rent Payments - Franchise and Development fees) to (1/3 of the Line Availability + future 12 month Lease/Rent Payments + Interest Expense). Minimum 1.75 to 1.0.

            e) MAXIMUM CAPEX: $750,000 year in the aggregate including capitalized leases.

            f) Acquisitions of existing franchise stores/development territories greater than $60,000 or in the aggregate greater than $250,000 will require prior written approval of the Bank.

            g) Prohibitions against any dividends or distributions, and incurring any additional indebtedness, direct or contingent (excluding company store lease agreements).

            The above mentioned Financial Covenants will be calculated quarterly.

BORROWING
BASE:       a) ACCOUNTS RECEIVABLE:

              i) 80% advance rate against domestic receivables (Eligible Receivables);
              ii) 20% rule, no one customer can comprise over 20% of the total Eligible Receivables;
              iii) 5% rule, any customer having 5% of its accounts greater than 60 days past due will be omitted from the Borrowing Base.

            b) INVENTORY:
              i) 50% advance rate against the cost of non secured purchased money new compact discs and used CD's (Eligible Inventory);
              ii) inventory is limited to no more than 50% of the Borrowing
              Base.


COLLECTION OF
ROYALTY
REVENUE: Borrower will agree to establish demand deposit accounts of Bank for the purpose of depositing royalty payment proceeds from franchisees.

CREDIT
AGREEMENT:  The Facility will be governed by a Credit Agreement.

FEES AND
EXPENSES:   Any and all expenses, including legal fees, incurred by Bank in the preparation of any commitment, loan documents, and any other expense, regardless of whether the proposed transaction closes will be paid by the Borrower.

This Commitment is open for your acceptance until the close of business February 28, 1997. To acknowledge your acceptance, please return a signed copy of this letter to my attention at the following address:

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    Bank One, Oklahoma City
    Attention: Jim Karcher, Senior Vice President
    P.O. Box 656
    Oklahoma City, Oklahoma 73101

We appreciate the opportunity to be able to provide this proposal, which we feel will accommodate your near term financial needs. Please do not hesitate to call if I can answer any questions or provide any additional information. We look forward to hearing from you that we may proceed with preparation of the documents necessary to close this transaction.

Sincerely,

/s/ James R. Karcher

James R. Karcher
Senior Vice-President

The foregoing terms and conditions are hereby accepted and agreed to this 21st day of February, 1997.


By: CD Warehouse, Inc.


By:        /s/ Jerry W. Grizzle
   -------------------------------------
      Jerry W. Grizzle, President


BY RECEIPT OF THIS LETTER, YOU HEREBY AGREE TO UTILIZE REASONABLE, GOOD FAITH EFFORTS TO MAINTAIN AS CONFIDENTIAL ANY LOAN STRUCTURE, PRICING INFORMATION AND STRATEGIES PROVIDED TO YOU BY BANK ONE, OKLAHOMA CITY FOR THE DURATION OF THIS LETTER AS BANK ONE, OKLAHOMA CITY SHALL SAFEGUARD CONFIDENTIAL INFORMATION OF THE BORROWER. THIS LETTER SHALL NOT BE DISCLOSED TO ANY THIRD PARTY, WITH EXCEPTION TO BORROWER'S COUNSEL AND/OR ACCOUNTANTS, PROVIDED THEY ARE BOUND BY THE SAME CONFIDENTIALITY AGREEMENT.

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                             EXHIBIT "A"

                          CD WAREHOUSE, INC.
                      BORROWING BASE CERTIFICATE

     Month Ending ______________________________, 199__

           1. Total Gross Receivables                  _____________

           2. Less: Invoices over 60 days (5% Rule)    _____________

              International Receivables                _____________

              20% Concentration                        _____________

           3. Eligible Domestic Receivables            _____________@ 80%_______

           4. Total Inventory                          _____________

           5. Less: Purchase money inventory           _____________

           6. Eligible Inventory (Limited to 50%
              of Line 7) @ 50%                         _____________@ 50%_______

           7. Borrowing Base Value (line 3 + 6 +
              $500,000) Not to exceed $1,000,000       _____________

           8. Outstanding Loan Balance                 _____________

           9. Borrowing Base Availability              _____________

    The above is true and correct to the best of my knowledge

    By: _______________________


    NOTES:

    a) 20% Rule: No one customer can comprise over 20% of the total eligible accounts receivable.

    b) 5% Rule: Any customer having 5% of its accounts greater than 60 days past due will be omitted from the Borrowing Base.